NEWS RELEASE

POPE RESOURCES ANNOUNCES QUARTERLY DISTRIBUTION

POULSBO, WA, August 19, 2019 / PRNewswire/ - Pope Resources (NASDAQ:POPE) announced today a quarterly distribution of $1.00 per unit, effective for unitholders of record on September 3, 2019 and payable on September 17, 2019.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Pope Resources’ distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources’ distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own and manage 120,000 acres of timberland and 2,000 acres of development property in Washington. In addition, Pope Resources co-invests in and consolidates three private equity timber funds that own 141,000 acres of timberland in Washington, Oregon, and California. The Partnership and its predecessor companies have owned and managed timberlands and development properties for over 165 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

Contact:
Daemon Repp
Vice President and Chief Financial Officer
(360) 697-6626
investors@orminc.com